Exhibit 10.13
EMPLOYMENT AGREEMENT
Between
TeleCommunication Systems, Inc.
and
Drew A. Morin
(Employee Name)
THIS EMPLOYMENT AGREEMENT (“Agreement”), between the individual signing as “Employee” at the end of this Agreement (hereinafter referred to as “Employee”), and TeleCommunication Systems, Inc. (hereinafter referred to as “Company”) is effective as of the 1st day of February, 2010 (“Effective Date”);
WHEREAS, Company desires to continue to employ Employee and Employee desires to be employed by Company on the terms and conditions hereinafter set forth;
WHEREAS, Company and Executive wish to replace all previous employment agreements between them with this Agreement;
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Company agrees to employ Employee for the position of Senior Vice President & Chief Technology Officer. Employee shall perform such duties as the management of Company may from time to time assign to Employee hereunder, including (without limitation) responsibility for the Company’s technology strategy and initiatives, and leading initial projects in new technology areas.
2. Duties and Responsibilities. Employee agrees to devote full time and attention and best efforts to performing the duties hereunder. While employed by Company, Employee will not, without Company’s prior written consent, engage in any other business activity, other than investment of Employee’s personal funds on a passive basis and without lending assistance directly or indirectly to any competitor. Attachment A hereto is a complete list of Employee’s current other business activities to which Company consents. In the event Employee wishes to change the approved activities, then Employee shall submit the requested change in writing to Company. Any changes consented to by Company shall be documented as a revised Attachment A and will become incorporated into the Agreement by reference. In no event shall Employee pursue outside business or personal interests that interfere with Employee’s full-time responsibilities or entail any use of Company’s resources.
5. Compensation and Benefits.
3.1	Base Salary. During Employee’s employment under this Agreement, Company shall pay or cause to be paid to Employee a base salary at an annual rate of not less than $322,147, payable in cash in equal periodic installments not less frequent than the periodic installments in effect for salaries of Company employees of the same level as Employee (the “Base Salary”). The Base Salary may be subject to increases pursuant to reviews by the Board of Directors, where applicable, or a committee appointed by the Board of Directors, at such times as salary reviews are conducted generally for Company employees of the same level as Employee, but in no event less frequent than annually.

3.2	Incentive Compensation. During Employee’s employment under this Agreement, Company shall cause Employee to be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by Company from time to time, in whole or in part, for employees of Employee’s level (“Bonus Plan”). Employee’s target and maximum compensation under, and the performance goals and all other terms of participation in, each Bonus Plan shall be determined solely by Company or by such person or administrative body as provided in the Bonus Plan. Said incentive compensation is not guaranteed and is contingent upon Employee and Company achieving deliverables or goals agreed upon. Said incentive compensation shall not be considered “earned” by Employee until Company has allocated payment to be made to Employee for any performance period. Payment under any Bonus Plan shall be made, if at all, by no later than March 15th of the year after the year in which the incentive compensation is earned.

3.3	Incentive Stock Compensation. During Employee’s employment with Company, Employee will be eligible to participate in stock incentive plans maintained by Company, and has received, and may receive in the future, awards of restricted or unrestricted stock, stock units, stock options and other stock-based awards (collectively, “Incentive Stock Awards”). Recognizing the unique position held by Executive and in consideration for the mutual promises contained in this Employment Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Company and Executive agree that certain restrictions on the sale of common stock of the Company by Executive that was or may be issued under an Incentive Stock Award are in the best interest of the Company. In this regard, Executive agrees that, unless advance written permission is provided to Executive by the Chief Executive Officer of the Company to sell more shares than would otherwise be permitted under this Agreement, during the Term Executive shall abide by the following limitations on the sale or other disposition of shares of common stock of the Company issued or issuable to him under Incentive Stock Awards:
(e)	In any given calendar year, Executive shall not sell or otherwise dispose of a number of shares of common stock of the Company acquired under Incentive Stock Awards in excess of the product of (i) ten percent (10%) times (ii) the sum of (A) the number of shares of common stock of the Company to which Executive holds title, determined as of the date immediately before the proposed sale or disposition date, that were issued pursuant to an Incentive Stock Award, plus (B) seventy percent (70%) of the number of shares of common stock of the Company for which Incentive Stock Awards are exercisable determined as of the date immediately before the proposed sale or disposition date.

(f)	In any given calendar quarter, Executive shall not sell or otherwise dispose of a number of shares of common stock of the Company acquired under Incentive Stock Awards in excess of the product of (i) two and one-half percent (2.5%) times (ii) the sum of (A) the number of shares of common stock of the Company to which Executive holds title, determined as of the date immediately before the proposed sale or disposition date, that were issued pursuant to an Incentive Stock Award, plus (B) seventy percent (70%) of the number of shares of common stock of the Company for which Incentive Stock Awards are exercisable determined as of the date immediately before the proposed sale or disposition date.
Employee understands and agrees that the restrictions set forth above shall apply to any award agreement evidencing an Incentive Stock Award (collectively, “Stock Agreements”) previously entered into between Employee and Company or which may be entered into between Employee and Company after the date of this Agreement and that this Section 3.3 shall be incorporated in any such Stock Agreements as if fully stated therein.

Other than the restriction set forth herein, the specific terms and conditions of any Incentive Stock Awards shall be set out in an award agreement between Employee and Company, and shall contain a provision for accelerated vesting of options in the event of a Change in Control (as defined in Section 5.4.3).

The grant of Incentive Stock Awards shall not be construed to constitute or to be evidence of a commitment or guarantee to renew this Agreement or to employ or retain Employee for any period of time inconsistent with Sections 4 and 5 of this Agreement.

Any violation of the restrictions set forth in this Section 3.3 shall be grounds for dismissal for Good Cause pursuant to Section 5.2.1.

3.4	Benefits. During employment under this Agreement, Employee shall be entitled to: (A) participation in such employee retirement and welfare benefit plans, programs, policies and arrangements as maintained by Company from time to time, in whole or in part, for employees of Employee’s level, including but not limited to Company’s employee stock ownership plan, and its health, disability, life insurance and sickness and accident insurance plans; and (B) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of Company; and (C) perquisites as from time to time provided by Company to employees of Employee’s level.

3.5	Expenses. During Employee’s employment under this Agreement, Company shall reimburse Employee for ordinary and reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder, provided that Employee shall account to Company for such expenses in accordance with the employee business expense policies and practices of Company.

3.6	Effect of Termination. Upon termination of employment for any reason, Employee shall no longer be entitled to participation in any benefits programs, including the period when severance is payable under the Agreement.
4. Term of Employment. The term of Employee’s employment (“Term”) shall commence on the Effective Date and continue through January 31, 2011 for the initial term (“Initial Term”), unless sooner terminated as provided herein. Upon expiration of the Initial Term, unless either party has given the other party written notice of an intention not to renew at least 30 days’ prior to the anniversary date of the Agreement, the term of Employee’s employment shall automatically renew on the anniversary date of the Agreement for successive 12-month renewal periods (each, a “Renewal Term”). Thereafter, this Agreement may be terminated at the end of any Renewal Term pursuant to 30 days’ notice of non-renewal or during any 12-month Renewal Term as provided herein.
5. Termination of Employment.
5.1	Dismissal Without Good Cause and Resignation for Good Reason.
5.1.1	Dismissal Without Good Cause. Company may terminate Employee’s employment under this Agreement without Good Cause (as defined in Section 5.1.4) at any time by giving notice thereof to Employee at least 30 days before the effective date of such termination. Upon such termination, Employee shall be entitled to such compensation as provided in Section 5.1.3.

5.1.2	Resignation for Good Reason. Employee may terminate employment under this Agreement for Good Reason (as defined in Section 5.1.5) at any time by written notice thereof to Company at least 30 days before the effective date of such termination. Such notice shall specify in reasonable detail the Good Reason based upon which Employee intends to terminate employment. Upon such termination, Employee shall be entitled to such compensation as provided in Section 5.1.3.

5.1.3	Severance Pay upon Dismissal Without Good Cause or Resignation for Good Reason. If Employee’s employment under this Agreement is terminated by Company without Good Cause or by Employee for Good Reason, Employee shall be entitled to the sum of the following, payable in equal periodic installments the same as Base Salary was received during the term of Employee’s employment as provided in Section 3.1 herein, which installments shall commence within 60 days after the last day of employment:

(A)	Base Salary, at the rate in effect immediately before the date of termination, for the greater of (i) the period from the day after the last day of employment hereunder through the last day of the Term, or (ii) six months; and

(B)	The amount “earned” by Employee under the annual Bonus Plan if at the time of termination Company has allocated payment to be made to Employee under the terms of the Bonus Plan for any performance period. Employee will not be eligible to receive payment under the Bonus Plan for any performance period if Employee is terminated prior to a decision by Company as to the payment due to Employee, if any, under the terms of the Bonus Plan. If no such decision by Company is made or necessary, Employee will not be eligible to receive any payments under the Bonus Plan if Employee is not employed at the time bonus payments are made to employees;
so long as Employee (1) executes and delivers to Company, before such sum becomes payable, a general release, in form and substance acceptable to Company, by which Employee releases Company from all claims arising from Employee’s employment by Company or termination of employment therefrom, in consideration for such payment, and (2) Employee shall not be in breach of any of the provisions of Section 7 at any time during the effectiveness thereof. In no event will any payment be made before the release becomes effective upon expiration of any applicable withdrawal period.

5.1.4	Definition of “Good Cause.” “Good Cause” means:
(A)	Employee’s willful gross misconduct, willful gross neglect, willful malfeasance or gross negligence in carrying out the duties hereunder, or “willful breach” of this Agreement (other than an inadvertent or nonrecurring breach cured and corrected by Employee within 30 days after notice thereof by Company). Under this provision, “willful breach” shall include, but not be limited to, insubordination, serious dereliction of fiduciary obligation, chronic abuse by Employee of alcohol or narcotics, a violation of any material Company rule, regulation or policy, or a serious violation of any law governing the workplace. It is provided further that no act or failure to act shall be considered “willful” if Employee reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interests of Company and its affiliates;

(B)	Any act or conduct of dishonesty to Company by Employee involving fraud and embezzlement; or

(C)	Employee’s conviction, including a plea of guilty or nolo contendere,

of a felony involving theft or moral turpitude, other than a felony predicated on Employee’s vicarious liability (for purposes of this Agreement, “vicarious liability” means Employee’s liability based on acts of Company for which Employee is charged solely as a result of Employee’s offices with Company and in which Employee was not directly involved or did not have prior knowledge of such acts).
5.1.5	Definition of “Good Reason.” “Good Reason” means, without Employee’s consent, any of the following conditions:
(A)	Any change in Employee’s title or position that constitutes a material diminution in authority as compared to the authority of Employee’s title or position as of the Effective Date, or any substantial diminution in Employee’s duties and responsibilities (other than a change due to Employee’s Disability), provided that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because Company becomes a subsidiary of another corporation or because there has been a change in the reporting hierarchy incident thereto involving Employee;

(B)	Any requirement by Company that Employee involuntarily physically relocate from Employee’s work location as of the Effective Date to another work location more than 75 miles away; or

(C)	Any material breach by Company of its obligations under this Agreement;
so long as Employee notifies Company within 90 days after the existence of any such condition and Company fails to cure and correct such condition within 30 days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not exist unless the termination of employment occurs no later than two years following the initial existence of any condition provided in this Section 5.1.5.
5.2	Dismissal for Good Cause, Resignation Without Good Reason and Termination upon Death or Disability.
5.2.1	Dismissal for Good Cause. Company may terminate Employee’s employment under this Agreement for Good Cause by (A) giving notice thereof to Employee specifying in reasonable detail the Good Cause based upon which Company intends to terminate his employment; (B) if Good Cause exists under 5.1.4(A) only, after at least 30 days after such notice, providing Employee an opportunity to be heard at a meeting with the CEO and the Board of Directors; and (C) thereafter, effectuating such termination by a majority vote of the Board of Directors. For Good Cause terminations under Sections 5.1.4(B) & (C), Company may terminate Employee’s employment immediately under this Agreement upon notice thereof to Employee. The effect of such termination is provided in Section 5.2.4.

5.2.2	Resignation Without Good Reason. Employee may terminate employment hereunder at any time without Good Reason by notice thereof to Company at least 30 days before the effective date of such termination. The effect of such termination is provided in Section 5.2.4.

5.2.3	Termination upon Death or Disability. This Agreement shall terminate automatically upon Employee’s death. If Company determines in good faith that Employee has a Disability (as defined in this Section 5.2.3), Company may terminate employment under this Agreement by notifying Employee thereof at least 30 days before the effective date of termination. For purposes of this Agreement, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months and which renders Employee unable to perform the material duties under this Agreement. If there is any dispute between the parties as to Employee’s Disability, Company shall select or approve a physician whose determination as to Employee’s Disability shall bind the parties hereto. The effect of a termination due to Employee’s death or Disability is provided in Section 5.2.4.

5.2.4	Effect of Dismissal for Good Cause, Resignation Without Good Reason, or Termination upon Death or Disability. If Employee’s employment under this Agreement is terminated by Company for Good Cause, by Employee without Good Reason, or due to Employee’s death or Disability as provided in this Agreement, all obligations of Company under this Agreement shall terminate, except as provided in Section 5.6.
5.3	Termination by Mutual Consent. Company and Employee may terminate Employee’s employment under this Agreement at any time and for any reason upon the mutual consent of both parties, effective as of such date as agreed upon by the parties. Upon such termination, except as provided in Section 5.6 or as agreed to by the parties in connection with their mutual consent to terminate Employee’s employment, all obligations of Company hereunder shall terminate.

5.4	Termination After a Change in Control.
5.4.1	Termination Events Triggering Compensation. Company shall pay or cause to be paid to Employee such compensation as provided in Section 5.4.2, if Employee’s employment under this Agreement is terminated by Company without Good Cause or by Employee for Good Reason coincident with or within 12 months after a Change in Control (as defined in Section 5.4.3).

5.4.2	Compensation upon Termination. If Employee’s employment hereunder is terminated as provided in Section 5.4.1, Company shall pay or cause to be paid to Employee in a cash lump sum within 30 days after the date of termination, one times the annual Base Salary at the greater of (A) the rate in effect immediately before the date of termination or (B) the rate in effect immediately before the Change in Control; so long as Employee (i) executes and delivers to Company, before such sum becomes payable, a general release, in form and substance acceptable to Company, by which Employee releases Company from all claims arising from Employee’s employment by Company or termination of employment therefrom, in consideration for such payment, and (ii) Employee shall not be in breach of any of the provisions of Section 7 at any time during the effectiveness thereof. In no event will any payment be made before the release becomes effective upon expiration of any applicable withdrawal period.

5.4.3	Definition of “Change in Control.” A “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):
(A)	Any one person or more than one person acting as a group (as defined in section 409A of the Code) other than Company, its subsidiaries, any employee benefit plan of Company, or an underwriter temporarily holding securities pursuant to an offering of such securities, acquires ownership of stock of Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Company;

(B)	Any one person or more than one person acting as a group (as defined in section 409A of the Code), other than any subsidiary or parent of Company, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from Company that have a total gross fair market value of eighty-five percent or more of the total gross fair market value of all of the assets of Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(C)	Any merger, consolidation or reorganization involving Company immediately after which either (i) a majority of the directors of the surviving entity is not comprised of persons who were directors of Company immediately prior to such transaction and whose appointment or election is not endorsed or approved by a majority of the directors of Company before the transaction or (ii) persons who hold more than a majority of the total voting power represented by outstanding voting securities of the surviving entity are not persons who held outstanding voting securities of Company immediately prior to such transaction.
5.5	Duplication of Severance Pay. Employee is entitled to receive the payment under both Section 5.1 and Section 5.4. Employee hereby irrevocably waives the right to receive benefits under any severance or similar plan or policy of Company if Employee is entitled to receive a payment under Section 5.1 and/or 5.4, provided that if the value of such benefits exceeds the amount payable to Employee under Section 5.1 and/or 5.4, Employee may elect to receive such benefits in lieu of the payment under Section 5.1 and/or 5.4.

5.6	Payment of Base Salary upon Termination. Upon a termination of Employee’s employment under this Agreement for any reason, Company shall pay or cause to be paid to Employee the increment of Base Salary earned but unpaid in the payroll period immediately preceding the date of termination, payable in cash on or before the day on which Employee would have been paid such amount if Employee’s employment hereunder had not been terminated, but in no event later than the date as required by law.

5.7	No Duty to Mitigate. Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment.

5.8	Expiration of the Agreement. If the Agreement expires at the end of the Initial Term or any Renewal Term after proper advance notice by either party of the intent not to renew, the Agreement shall expire and Employee shall not be entitled to the payment of severance pay pursuant to any provision of this Section 5 above.
6. Ownership of Work Product.
6.1	Company shall own all Work Product (as defined in Section 6.5). To the extent permitted by law, All Work Product shall be considered work made for hire by Employee and owned by Company.

6.2	If any of the Work Product may not, by operation of law, be considered work made for hire by Employee for Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company), Employee agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to Company, its successors and assigns.

6.3	Company, it successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

6.4	Employee agrees to perform upon the reasonable request of Company, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend Company’s ownership of the Work Product. When requested, Employee will
(A)	execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(B)	obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(C)	provide testimony in connection with any proceeding affecting the right, title or interest of Company in any Work Product; and

(D)	perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.
Company shall reimburse all reasonable out-of-pocket expenses incurred by Employee at Company’s request in connection with the foregoing, including (unless Employee is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Employee’s employment.

6.5	For purposes hereof, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of Company and that Employee conceives, develops, or delivers to Company at any time during the term of Employee’s employment. “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of Company to the extent Employee conceived, developed or delivered such Work Product to Company prior to the date of this Agreement while Employee was engaged as an independent contractor or employee of Company. Employee hereby irrevocably relinquishes for the benefit of Company and its assigns any moral rights in the Work Product recognized by applicable law.
9. Restrictive Covenants.
7.1	Competition. During the Term and, if Employee’s employment under this Agreement is terminated by Company or by Employee for any reason, for the greater of, (A) any period of time in which Employee continues to receive compensation of any kind from Company and continuing for a period of six months after said payment(s) cease, or (B) one year after the Term, Employee shall not: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of a Competitor (as defined in Section 7.5); (ii) become a director, officer, employee, consultant or lender of, or be compensated by, a Competitor; or (iii) solicit any client of Company on behalf of or for the benefit of a Competitor. Notwithstanding the foregoing, Employee may own up to 1% of a publicly-traded Competitor.

7.2	Confidential Information. Employee shall at all times hold in a fiduciary capacity for the benefit of Company all secret, confidential or proprietary information, knowledge or data relating to Company, and all of its businesses, which shall have been obtained by Employee during employment by Company and which shall not be or become public knowledge (other than by acts by Employee or Employee’s representatives in violation of this Agreement) including, but not limited to, information regarding clients and agents of Company (“Confidential Information”). During Employee’s employment with Company under this Agreement and after the termination of such employment, Employee shall not, without the prior written consent of Company, communicate or divulge any Confidential Information to any Person (as defined in Section 7.5.3) other than Company and those designated by it or use any Confidential Information except for the benefit of Company, provided that Employee may make disclosures to comply with the law or legal process. Immediately upon termination of Employee’s employment with Company at any time and for any reason, Employee shall return to Company all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.

7.3	Solicitation of Employees. During the Term and, if Employee’s employment under this Agreement is terminated by Company or by Employee for any reason, for the greater of, (A) any period of time in which Employee continues to receive compensation of any kind from Company and continuing for a period of six months after said payment(s) cease, or (B) one year after the Term,, Employee shall not: (i) solicit, participate in or promote the solicitation of any person who was employed by Company at any time during the three-month period prior to Employee’s termination of employment under this Agreement to leave the employ of Company; or (ii) on behalf of Employee or any other Person, hire, employ or engage any such person. Employee further agrees that, during such time, if an employee of Company contacts Employee about prospective employment, Employee will inform such employee that Employee cannot discuss the matter further without informing Company.

7.4	Remedies for Breach. Employee agrees that damages in the event of any breach of Sections 7.1 through 7.3 by Employee would be difficult to ascertain. Employee therefore agrees that, notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 14, Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. Employee hereby waives any and all defenses Employee may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Employee also agrees that a bond shall not be required by Company in obtaining an injunction. The existence of this right shall not preclude any other rights and remedies at law or in equity that Company may have. The provisions of Section 7 shall survive the termination of this Agreement. The existence of a claim or cause of action of any kind by Employee against Company shall not constitute a defense to the enforcement by Company of the rights provided in this Section 7 and shall not be a defense in any injunction proceeding.

7.5	Definitions.
7.5.1	“Competitor.” For purposes of Section 7, “Competitor” means any Person which sells goods or provides services which are directly competitive with those sold or provided by a business that (i) is being conducted by Company at the relevant time and (ii) was being conducted by Company at any time during the Term.

7.5.2	“Company.” For purposes of Section 7, “Company” means TeleCommunication Systems, Inc., and its subsidiaries and affiliates.

7.5.3	“Person.” For purposes of Section 7, “Person” means any individual or entity, including but not limited to any corporation, trust, sole proprietorship, joint venture or partnership.
7.6	Survival of Section 7. Employee agrees that the noncompetition agreements, nondisclosure agreements and non-employment agreements in this Section 7 each constitute separate agreements independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.
8. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Employee at the last address filed in writing with Company or, in the case of Company, to Company’s principal employee offices.
9. Taxes.
9.1	Withholding Taxes. Company shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to Employee under this Agreement to satisfy the tax withholding obligations of Company under applicable law.

9.2	Adjustment Relating to Tax on Excess Parachute Payments.
9.2.1. Adjustment. Notwithstanding anything in this Agreement to the contrary, in the event Company’s Law or Accounting Firm (as defined in Section 9.2.2) determines that any portion of the cash compensation payable under this Agreement (such portion of compensation, the “Agreement Payment”), and the portions, if any, of other payments or distributions in the nature of compensation by Company to or for the benefit of Employee (including, but not limited to, the value of the acceleration in vesting or exercisability of stock options) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (the Agreement Payment, together with such portions of other payments and distributions, the “Payments”), would cause any portion of the Payments to be subject to the excise tax imposed by section 4999, or any successor provision, of the Code (the portion subject to excise tax, the “Parachute Payment”), the Agreement Payment shall be reduced to an amount not less than zero which shall not cause any portion of the Payments to constitute a Parachute Payment, provided that no such reduction shall be made if the Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, would not be greater than the present value (determined in accordance with section 280G, or any successor provision, of the Code) of the Payments before the reduction but after the application of (i) excise tax under section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.
9.2.2 Determination. All determinations required to be made under this Section 9.2, including the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized law firm (including DLA Piper LLP (US)) or accounting firm (including Ernst & Young LP) as selected by Company (the “Law or Accounting Firm”), which shall provide detailed supporting calculations to both Company and Employee (i) within 15 business days after receipt by Company of a notice from Employee that Employee may have a Parachute Payment, or (ii) at such earlier time as may be requested by Company. The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Law or Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, Company shall select another nationally recognized law or accounting firm to make the determinations required under this Section (which law or accounting firm shall then be referred to as the Law or Accounting Firm hereunder). All fees and expenses of the Law or Accounting Firm shall be borne solely by Company. Any determination by the Law or Accounting Firm shall be binding upon Company and Employee.

10. Successors and Assigns. The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, provided that Company may assign this Agreement to any subsidiary thereof, without Employee’s consent, and such assignment shall not constitute a termination of employment hereunder. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.
11. Entire Agreement. This Agreement constitutes the entire understanding of Employee and Company with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.
12. Amendment and Waiver. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing between the parties.
13. Governing Law and Severability. This Agreement shall be governed by the laws of the State of Maryland (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14. Arbitration. DISPUTES REGARDING EMPLOYEE’S EMPLOYMENT WITH COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN COMPANY AND EMPLOYEE, BUT EXCLUDING ANY DISPUTES REGARDING EMPLOYEE’S COMPLIANCE WITH SECTION 7, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JAMS/ENDISPUTE, INC.’S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF MARYLAND (WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES OR RULES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND) WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT; IN ALL OTHER CASES THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE SPECIFIED IN COMPANY’S ALTERNATIVE DISPUTE RESOLUTION POLICY AS IN EFFECT FROM TIME TO TIME (IF ANY). ARBITRATION SHALL BE HELD IN BALTIMORE,

MARYLAND, OR SUCH OTHER PLACE AS THE PARTIES MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED ONLY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
15. Section 409A Compliance.
15.1	This Agreement is intended to comply with, or otherwise be exempt from, section 409A of the Code.

15.2	Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Employee of any additional tax, penalty, or interest under section 409A of the Code.

15.3	If Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under section 409A of the Code, Company and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code.

15.4	The preceding provisions, however, shall not be construed as a guarantee by Company of any particular tax effect to Employee under this Agreement. Company shall not be liable to Employee for any payment made under this Agreement, at the direction or with the consent of Employee, that is determined to result in an additional tax, penalty, or interest under section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under section 409A of the Code.

15.5	For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15.6	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

15.7	If a payment obligation under this Agreement arises on account of Employee’s “separation from service” while Employee is a “specified employee” (as each such term is defined under section 409A of the Code and determined in good faith by Company), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-e 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following the death of the Employee. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Employee’s separation from service.
[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement this 5th day of March 2010.

WITNESS/ATTEST	TELECOMMUNICATION SYSTEMS, INC.

/s/ Bruce A. White	By:	/s/ Richard A. Young

Title: Exec. VP & COO

EMPLOYEE

/s/ Bruce A. White	/s/ Drew A. Morin

Drew A. Morin

ATTACHMENT A TO EMPLOYMENT AGREEMENT

Employee: Drew A. Morin
Agreement dated: February 1, 2010
In accordance with paragraph 2 of the Employment Agreement, Company hereby consents to the following other business activities:
None.

WITNESS/ATTEST	TELECOMMUNICATION SYSTEMS, INC.

/s/ Bruce A. White	By:	/s/ Richard A. Young

Title: Exec. VP & COO

EMPLOYEE

/s/ Bruce A. White	/s/ Drew A. Morin